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Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Presentation at ASH of
Encouraging Findings with HuN901-DM1 for the Treatment of Multiple Myeloma

- The Company Also Announces Progress with AVE9633 for Acute Myeloid Leukemia -

CAMBRIDGE, MA, December 11, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN) announced the presentation today of encouraging initial findings from a Phase I study evaluating the Company’s huN901-DM1 Tumor-Activated Prodrug (TAP) compound for the treatment of multiple myeloma at the annual meeting of the American Society of Hematology (ASH) in Orlando, FL. These initial findings show evidence of anticancer activity among the patients receiving the higher of the two huN901-DM1 dose levels evaluated to date. ImmunoGen also announced progress with the TAP compound, AVE9633, which is in development by sanofi-aventis for the treatment of acute myeloid leukemia (AML). The Company’s TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells.

HuN901-DM1 Clinical Findings Reported at ASH

The findings to date from this ongoing trial are being presented today (poster #3574) by Asher Chanan-Khan, MD, of the Roswell Park Cancer Institute in Buffalo, NY. This Phase I study is designed to evaluate huN901-DM1 for the treatment of relapsed multiple myeloma. To qualify for enrollment, patients must have relapsed or relapsed/refractory multiple myeloma that expresses the CD56-antigen targeted by huN901-DM1; approximately 70% of multiple myeloma cases express this antigen. All of the patients enrolled to date received four or more chemotherapeutic regimens prior to entering the study. HuN901-DM1 is the only anticancer agent administered during this trial.

In this study, huN901-DM1 is administered weekly for two consecutive weeks in a three-week cycle. A primary objective of the trial is to determine the maximum tolerated dose (MTD) of huN901-DM1 in multiple myeloma patients with this dosing schedule. To establish the MTD, sequential new cohorts of patients receive increasing doses of huN901-DM1 until dose-limiting toxicity is encountered. Two huN901-DM1 dose levels had been evaluated at the time of the ASH meeting: 40 mg/m2/day and 60 mg/m2/day. The MTD has not yet been defined and patient enrollment continues.

Evidence of antitumor activity was reported among the small group of patients receiving the higher of the two dose levels evaluated to date. One of the three patients receiving the 60 mg/m2/day dose had a minimal objective response by European Bone Marrow Transplant (EBMT) criteria. This patient had a 39% reduction in her serum M component, a disappearance of her urine M component, and no evidence of disease progression in her skeleton or bone marrow. She had previously been treated with thalidomide, lenalidomide, multiple chemotherapy regimens, and radiation therapy. To date, this patient has received 12 cycles of treatment with huN901-DM1 (24 doses over 36 weeks). Another of the three patients receiving 60 mg/m2/day remained on treatment for five cycles, and the most recently enrolled patient has had stable disease for at least two cycles and continues to receive huN901-DM1.

Robert J. Fram, MD, Vice President, Clinical Development, commented, “These findings, while preliminary, are very encouraging. HuN901-DM1 has been well tolerated and a patient who failed multiple prior therapies had an objective response at the higher of the two doses evaluated to date.”

HuN901-DM1 is designed to target and kill CD56-expressing cancer cells. The compound comprises the CD56-targeting antibody, huN901, and the potent cell-killing agent, DM1. Its antibody component serves to target the compound specifically to the cancer cells and its DM1 component functions to kill the cancer cells. Targeting of huN901-DM1 to the myeloma cells in the marrow was confirmed in this study using immunohistochemistry. There have been no reports of clinically significant myelosuppression with huN901-DM1 either in this study or in the two studies underway that evaluate the compound for the treatment of small-cell lung cancer and other CD56-expressing solid tumors.

Clinical Progress with AVE9633

Findings were published in an abstract (abstract #4548) to the ASH meeting on a second TAP compound, AVE9633, in development for the treatment of a hematological malignancy. This compound comprises the CD33-targeting antibody, huMy9-6, and the potent cell-killing agent, DM4, and is in Phase I clinical testing for the treatment of AML. AVE9633 was developed by ImmunoGen and licensed to sanofi-aventis, which is responsible for the clinical development of the compound.

The findings are from the first Phase I trial initiated with AVE9633. In this trial, the compound was dosed once per three weeks to provide information on the safety and pharmacokinetics of single administrations of AVE9633. The compound was found to be well tolerated: doses up to 260 mg/m2 were administered without dose-limiting toxicity.

The favorable tolerability profile of AVE9633 demonstrated in this first trial enables the compound to be evaluated in additional Phase I studies with a more frequent dosing schedule better suited to the highly proliferative nature of AML. A study evaluating AVE9633 when dosed weekly for two consecutive weeks in a four-week cycle is underway in Europe. While data from the European Phase I study have not yet been reported, to date they are encouraging.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s collaborators - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor, Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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